UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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TECUMSEH PRODUCTS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tecumseh Products Company mailed a letter to its shareholders on October 25, 2008. The text of the letter follows:
October 25, 2008
Dear Fellow Shareholder,
We are holding a special meeting of shareholders on November 21, 2008 to consider a proposal by the Herrick Foundation to remove two of our independent directors without cause. There are critical issues surrounding this special meeting, and you should be aware of the Company’s position on them.
What You Should Know About the Special Meeting Agenda and Vote
The Herrick family wants to remove two members of your Board of Directors, Dr. Peter Banks and Mr. David Risley. If the holders of a majority of Class B shares support the Herrick Foundation’s proposal, there will also be an election to fill these two vacancies. The Herrick Foundation has handpicked two individuals to replace the Company’s independent directors. As the Board does not intend to nominate candidates, if there is an election the Herrick Foundation’s nominees are virtually certain to be elected, unless you vote against the proposal to remove Dr. Banks and Mr. Risley.
We believe the Herrick Foundation’s proposal is NOT just about the removal of two directors and NOT in the best interest of the Company and all our shareholders.
We urge you to read the materials accompanying this letter carefully and vote AGAINST the Herrick Foundation’s proposal using the enclosed GOLD proxy card.
Who is the Herrick Foundation?
The Herrick Foundation is a charitable organization controlled by a three-person board, which includes Todd W. Herrick, who was removed as the Company’s chairman, president and CEO in 2007, and his son, Kent B. Herrick, who also was removed by the Board from his management position at the Company. In our opinion, during the period when the Herricks were senior members of the Company’s management team, they presided over an extended period of dramatic losses, characterized by poor strategic decisions and failed acquisitions. The Herrick Foundation currently owns less than 10% of the financial interest in Tecumseh Products but is seeking to select a majority of the directors on the
Company’s Board through its removal proposal.
The Herrick Foundation’s proposal — to replace the only two remaining directors who were on the Board when the Herricks were removed — is part of a protracted contest between:
A prior management team unable to create value and Continued implementation of our new vision for Tecumseh’s future
1. We Believe it is Inappropriate for the Herricks to Hand-pick a Majority of Your Company’s Board.
o	Collectively, through their foundation and trusts, the Herricks own less than a 10% economic interest in the Company (33% of the Company’s voting shares)

o	Of our current directors, two of seven already were selected by the Herricks

- Kent Herrick - Steven Lebowski
o	The Herrick proposal, if approved, would result in four of seven directors — a clear majority — having been selected by the Herricks

o	It is inappropriate for the Herricks to have handpicked a majority of your board since they hold less than a 10% economic interest in the Company
BOTTOM LINE: WE BELIEVE THE HERRICK FOUNDATION PROPOSAL SEEKS TO HAVE THE HERRICK FAMILY SELECT A MAJORITY OF THE DIRECTORS ON THE COMPANY’S BOARD.

2. The Herrick Initiatives are Untested and, We Believe, Unworkable.
In addition to seeking the removal of two independent Tecumseh directors, the Herrick Foundation is promoting several initiatives it claims will benefit the Company’s shareholders. In our view, in each case, these initiatives have not been fully described and appear to be significantly flawed:
o	The proposed Herrick recapitalization is misleading

On its face, the Herrick recapitalization proposal, or Class A and Class B share “exchange,” may seem attractive to Class B shareholders. However, unlike the Company’s own approach to a recapitalization, it raises significant questions:
-	Under the Herrick proposal, what would happen if the number of Class B shares tendered was insufficient to trigger a conversion of all shares into voting shares?

-	Under the Herrick proposal, in which Class B shareholders would receive a 10% premium for their shares, what benefit would Class A shareholders receive?

-	Given that many Tecumseh shareholders hold both classes, to what extent would the benefit of the 10% Class B premium under the Herrick proposal be diluted by the “cost” of owning Class A shares?
Tecumseh’s Board believes that a recapitalization that would consolidate the two classes of stock into a single class of voting stock is in the best interests of the Company’s shareholders.
-	The Company will propose a recapitalization that will be fair to and in the best interests of all Class A and Class B shareholders

-	After extensive deliberation, including with the Company’s outside legal and financial advisors, the Board has concluded that a recapitalization that aligns shareholders’ voting and economic interests is in the best interest of the Company’s shareholders. However, director Kent Herrick has repeatedly opposed such a recapitalization

-	The Board expects to put our recapitalization plan in place as soon as practicable after the special meeting of shareholders (in fact, were it not for the proxy contest, we would expect to already have taken steps to effect the recapitalization)
o	Selling the Company at this time — in whole or in part — is not a credible option

As detailed in the Company’s proxy statement, our Board has carefully considered all strategic alternatives available to the Company — including a sale of the Company — with our senior management team and outside legal and financial advisors.

The Board concluded, after extensive deliberations, that pursuing a sale of the Company at this time is not in the best interests of the Company’s shareholders. We believe that:
-	Based on current market conditions, the lack of any potential buyers at this time, and the status of management’s turnaround of the Company, current valuations would not fully value the Company’s business, including our pending cash inflows

-	We have significant synergies among product applications, so selling pieces of the Company would create redundant fixed costs and overhead

-	The best alternative for maximizing shareholder value at this time is to retain and improve the business. Our potential cost reduction and operational efficiencies are substantial
o	The current economic environment makes a cash dividend risky

The Herrick Foundation’s suggestion that Tecumseh holds “excess cash” is incorrect. The Company’s existing cash balances are our primary source of liquidity for ongoing operations amid the current financial markets crisis.
-	A near-term cash distribution would be irresponsible and leave the Company in a less attractive position, either as an acquisition candidate or standalone entity

-	Although we are working on additional sources of non-operating cash, these sources have not yet been realized and are subject to government action whose timing is unpredictable

-	Once all non-operating cash is realized, we will apply rational analysis to determine the best use of this cash, which might include a cash dividend or share repurchase, bearing in mind our ultimate goal of maximizing value for all shareholders
BOTTOM LINE: WE BELIEVE THE HERRICK PROPOSALS ARE NOT BASED ON SOUND ANALYSIS, RELIABLE INFORMATION OR A RATIONAL ASSESSMENT OF CURRENT MARKET CONDITIONS.

3. The Herrick Foundation Fails to Set Forth Any Real Alternative to the Company’s Plan.
o	The Herricks criticize the Company’s business plan, but admit they really do not have sufficient information (despite having a representative on the Board who receives detailed information regarding the plan)

o	The Herricks propose that the Company explore a sale without advising shareholders that the Herricks were unsuccessful in their attempt to generate interest in an acquisition of the Company’s shares, and in our view, undermined the Company’s position in the marketplace by indicating it was “up for sale.” Despite their efforts, we believe they were unable to generate any offers or even an indication of interest from any potential purchasers of the Company

o	The Herricks are interested in liquidating their position in the Company — without regard, we believe, to what is in the best interests of all our shareholders
BOTTOM LINE: THE HERRICKS’ OWN WORDS AND ACTIONS CONTRADICT THE CLAIMS IN THEIR PROXY AND UNDERMINE THE INTERESTS OF OTHER SHAREHOLDERS.
4. Our “Core Business Optimization” Plan is Sound and Will Enhance Shareholder Value.
Working with the assistance of the Company’s advisors, Tecumseh’s current management team and Board have been engaged in an exhaustive analysis of multiple strategic alternatives to determine the best option for maximizing value for all shareholders.
Beginning in late 2007 and continuing through June 2008, we considered a multitude of strategic options, including a sale of the business, potential acquisitions, teaming with a strategic partner, a dividend or share repurchase, and cost reduction opportunities aimed at optimizing the value of the business.
At the conclusion of this process, our management team and Board (with the exception of one director, Kent Herrick) concurred that the optimal path for creating sustained shareholder value is the execution of Tecumseh’s “Core Business Optimization Plan,” which aims to improve profitability, reduce costs and focus on higher margin products that leverage our core competencies.
Drawing on the experience of our management team, the Company already has taken key steps in implementing this plan, including:
o	Divesting our non-core businesses

o	Eliminating the massive debt load incurred under Tecumseh’s prior leadership

o	Closing/relocating non-performing production locations

o	Formulating a workable recapitalization plan that aligns economic interests and voting rights, eliminates investor confusion and improves corporate governance
Our track record to date demonstrates the strength of our plan and the ability of our management team to successfully execute on our plan.

BOTTOM LINE: THE COMPANY’S STRATEGIC PLAN IS AIMED AT CREATING SHAREHOLDER VALUE AND IS SHOWING RESULTS.

5. We Believe that Having a Majority of the Company’s Directors Selected by the Herricks is Not in the Best Interests of All Shareholders.
We believe that if the Herrick proposal is adopted, a majority of the Board will be made up of persons designated, appointed or otherwise selected by the Herricks. As a result, we believe that there could be a return to historical performance marked by poor returns, operational losses, high debt levels and poor investment decisions.

In addition, we believe, the Herricks’ broader agenda (as set forth in their proxy statement) may result in a number of negative outcomes, including:
o	An endangered financial position through a cash dividend in the current extreme credit environment

o	Sale of the Company at the worst possible time for shareholder value

o	A likely loss of the current management team and an impaired ability by Tecumseh to attract new talent
The Bottom Line
The November 21, 2008 special meeting provides an opportunity for our shareholders to make certain critical choices:
o	Whether to allow a shareholder representing less than a 10% economic ownership in the Company to select a majority of the directors on the Company’s Board, which we believe contradicts the basic principles of fairness to all shareholders and good governance

o	To support a proposal that, if approved, would result in a majority of the directors on the Company’s Board having been selected by the Herricks — who, we believe, failed to produce shareholder value when they ran the Company

o	Whether to support the current management team’s and Board’s plan, positive momentum and demonstrated ability to grow shareholder value, which, we believe, is in the best interests of all shareholders
We trust that our shareholders will make the right decision and REJECT the Herrick Foundation’s proposals, enabling Tecumseh Products Company to stay focused on our progress and forward momentum in the marketplace.
We thank you for your continued support, and urge you to vote AGAINST the Herrick Foundation proposal by signing and returning the GOLD proxy card today.
Sincerely,

Ed Buker
Chairman, President and CEO
Tecumseh Products Company has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission (“SEC”) on October 24, 2008. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement. The Company advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
     The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.
If you have any questions or need assistance with voting your Class B shares on the GOLD proxy, please call:
199 Water Street, 26th Floor, New York, NY 10038 | Shareholders Call Toll Free: 1-866-203-1198 | Banks and Brokers Call: 212-440-9800